Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of MediaShift, Inc. of our report dated March 13, 2013, relating to our audits of the financial statements of MediaShift, Inc. and of our report dated April 24, 2013, relating to our audit of the financial statements of Travora Media, Inc., appearing in the Prospectus, which is a part of such Registration Statement. Our report dated April 24, 2013, relating to the financial statements of Travora Media, Inc. includes an emphasis paragraph relating to the company disposing of substantially all of their net assets.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Hein & Associates LLP

Irvine, California

July 25, 2013